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                                                                     EXHIBIT 5.1

                [CATALYST CORPORATE FINANCE LAWYERS LETTERHEAD]


October 4, 1999

Genetronics Biomedical Ltd.
11199 Sorrento Valley Road
San Diego, CA  USA
92121-1334

Dear Sirs:
                  GENETRONICS BIOMEDICAL LTD. (THE "COMPANY")


We are Canadian counsel for the Company, a corporation incorporated pursuant to the laws of the province of British Columbia. We write to provide our opinion in connection with the filing of the Registration Statement on Form S-1 of the Company registering 2,242,611 common shares (the "Common Shares") previously issued by the Company, and 1,900,000 common shares (the "Special Warrant Shares") issuable upon the exercise of special warrants of the Company. The Common Shares and the Special Warrant Shares are, collectively, the "Shares".

We have made or caused to be made such investigations and examined originals or copies certified or otherwise identified to our satisfaction, of such records and corporate proceedings, certificates and other documents that we have considered relevant to this opinion. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or confirmed copies or facsimiles. We have assumed that the Special Warrant Shares to be issued by the Company will not exceed the authorized share capital of the Company at the time of issuance.

The opinions expressed herein are limited to the application of the laws of the Province of British Columbia and the laws of Canada applicable therein, in effect on the date hereof.

This opinion is given to you as of the date hereof and we disclaim any obligation to advise you of any change after the date hereof in any matter set forth herein, and we express no opinion as to the effect of any subsequent course of dealing or conduct between the parties referred to herein.

Based on and subject to the foregoing, we are of the opinion that:

1.   the Shares have been duly authorized; and

2. the Special Warrant Shares will be validly issued, fully paid and non-assessable common shares of the Company upon the exercise of the special warrants in accordance with the terms thereof.

James L. Heppell a director of the Company, is a partner in the law firm of Catalyst Corporate Finance Lawyers. Mr. Heppell owns, directly or indirectly, 20,500 common shares of the Company.

This opinion may be delivered only to the Securities and Exchange Commission (the "SEC") and is solely for the benefit of the SEC in connection with the filing of the Registration Statement on Form S-1 of the Company. This opinion may not be relied upon by the SEC for any other purpose or by any other person, firm, or corporation for any purpose without the prior written consent of this firm.

Yours truly,

CATALYST

signed "CATALYST"